UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/10/2008

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2008, our board of directors elected Anthony Lear to our board of directors. The effective date of his election is September 15, 2008. The press release announcing Mr. Lear's election is included as Exhibit 99.01 to this report. Our board of directors has yet determined the committees of the board to which Mr. Lear will or is expected to be named.

On September 15, 2008, we granted 14,481 deferred stock units (DSUs) to Mr. Lear. The DSU awards were made under our non-employee director compensation program and the Fairchild Semiconductor 2007 Stock Plan. Of the total number of DSUs granted, 10,000 will vest in one-third increments on each of the first three anniversaries of the grant date. The remaining 4,481 will vest in one-third increments on the last date prior to the date on which we hold our 2009, 2010 and 2011 annual stockholders' meetings. All of the awards are subject to earlier vesting upon Mr. Lear's retirement from the board after age 65, or after age 55 if his age plus elapsed years of continuous service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director's service on the board for any reason other than removal for cause, (2) the director's disability, (3) the director's death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of five years after the grant date, in the case of Mr. Lear's award of 10,000 DSUs, and a minimum of five years following the date of our 2008 annual stockholders' meeting (held May 7, 2008) in the case of his award of 4,481 DSUs.

Item 9.01.    Financial Statements and Exhibits

99.01 Press release dated September 15, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: September 15, 2008	By:	/s/ Paul D. Delva
Paul D. Delva
Sr. V.P., General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.01	Press release dated September 15, 2008.